Exhibit 99.1

The Home Depot Announces Second Quarter Results;
Declares Quarterly Dividend of $1.50 Per Share

ATLANTA, August 18, 2020 -- The Home Depot®, the world's largest home improvement retailer, today reported sales of $38.1 billion for the second quarter of fiscal 2020, a 23.4 percent increase from the second quarter of fiscal 2019. Comparable sales for the second quarter of fiscal 2020 were positive 23.4 percent, and comparable sales in the U.S. were positive 25.0 percent.

Net earnings for the second quarter of fiscal 2020 were $4.3 billion, or $4.02 per diluted share, compared with net earnings of $3.5 billion, or $3.17 per diluted share, in the same period of fiscal 2019. For the second quarter of fiscal 2020, diluted earnings per share increased 26.8 percent from the same period in the prior year.

“The investments we have made across the business have significantly increased our agility, allowing us to respond quickly to changes while continuing to promote a safe operating environment. This enhanced our team’s ability to work cross-functionally to better serve our customers and deliver record-breaking sales in the quarter,” said Craig Menear, chairman, CEO and president. “We remain focused on continuing the momentum of our One Home Depot investment strategy that we believe will position us for continued growth over the long-term, while at the same time maintaining flexibility to navigate the demands of the current environment. Through it all, we will continue to lead with our values by doing the right thing and taking care of our people.”

In the second quarter, the Company invested approximately $480 million in additional benefits for associates, including weekly bonuses for hourly associates in stores and distribution centers. Year-to-date, the Company has spent approximately $1.3 billion on enhanced pay and benefits in response to COVID-19. Additionally, the Company’s first half performance resulted in a record payout for Success Sharing, the Company’s profit-sharing program for hourly associates.

“I want to thank our associates for their continued focus on serving our customers and communities as we navigate these extraordinary circumstances together,” said Menear.

Dividend Declaration

The Company today announced that its board of directors declared a second quarter cash dividend of $1.50 per share. The dividend is payable on September 17, 2020, to shareholders of record on the close of business on September 3, 2020. This is the 134th consecutive quarter the Company has paid a cash dividend.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at ir.homedepot.com/events-and-presentations.

At the end of the second quarter, the Company operated a total of 2,293 retail stores in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs more than 400,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the impact on our business, operations and financial results of the COVID-19 pandemic (which, among other things, may affect many of the items listed below); the demand for our products and services; net sales growth; comparable sales; effects of competition; implementation of store, interconnected retail, supply chain and technology initiatives; inventory and in-stock positions; state of the economy; state of the housing and home improvement markets; state of the credit markets, including mortgages, home equity loans and consumer credit; impact of tariffs; issues related to the payment methods we accept; demand for credit offerings; management of relationships with our associates, suppliers and vendors; international trade disputes, natural disasters, public health issues (including pandemics and related quarantines, shelter-in-place and other governmental orders, and similar restrictions), and other business interruptions that could disrupt supply or delivery of, or demand for, the Company’s products or services; continuation of share repurchase programs; net earnings performance; earnings per share; dividend targets; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; stock-based compensation expense; commodity price inflation and deflation; the ability to issue debt on terms and at rates acceptable to us; the impact and expected outcome of investigations, inquiries, claims and litigation; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of regulatory changes; store openings and closures; guidance for fiscal 2020 and beyond; financial outlook; and the integration of acquired companies into our organization and the ability to recognize the anticipated synergies and benefits of those acquisitions. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control, dependent on the actions of third parties, or are currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended February 2, 2020 and our Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 2020.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

For more information, contact:
Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Sr. Director of Corporate Communications
770-384-2666	770-384-2852
isabel_janci@homedepot.com	sara_gorman@homedepot.com

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended			Six Months Ended
in millions, except per share data	August 2, 2020	August 4, 2019	% Change	August 2, 2020	August 4, 2019	% Change
Net sales	$38,053	$30,839	23.4%	$66,313	$57,220	15.9%
Cost of sales	25,112	20,407	23.1	43,747	37,771	15.8
Gross profit	12,941	10,432	24.1	22,566	19,449	16.0
Operating expenses:
Selling, general and administrative	6,355	5,044	26.0	12,184	9,984	22.0
Depreciation and amortization	519	492	5.5	1,039	972	6.9
Total operating expenses	6,874	5,536	24.2	13,223	10,956	20.7
Operating income	6,067	4,896	23.9	9,343	8,493	10.0
Interest and other (income) expense:
Interest and investment income	(9)	(19)	(52.6)	(26)	(34)	(23.5)
Interest expense	346	302	14.6	670	590	13.6
Interest and other, net	337	283	19.1	644	556	15.8
Earnings before provision for income taxes	5,730	4,613	24.2	8,699	7,937	9.6
Provision for income taxes	1,398	1,134	23.3	2,122	1,945	9.1
Net earnings	$4,332	$3,479	24.5%	$6,577	$5,992	9.8%

Basic weighted average common shares	1,073	1,095	(2.0)%	1,073	1,098	(2.3)%
Basic earnings per share	$4.04	$3.18	27.0	$6.13	$5.46	12.3

Diluted weighted average common shares	1,077	1,099	(2.0)%	1,077	1,103	(2.4)%
Diluted earnings per share	$4.02	$3.17	26.8	$6.11	$5.43	12.5

	Three Months Ended			Six Months Ended
Selected Sales Data (1)	August 2, 2020	August 4, 2019	% Change	August 2, 2020	August 4, 2019	% Change
Customer transactions (in millions)	511.5	455.5	12.3%	886.3	845.5	4.8%
Average ticket	$74.12	$67.31	10.1	$74.37	$67.31	10.5
Sales per retail square foot	$629.38	$509.55	23.5	$547.94	$472.22	16.0
 —————
(1)Selected Sales Data does not include results for the legacy Interline Brands business, now operating as a part of The Home Depot Pro.

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in millions	August 2, 2020	August 4, 2019	February 2, 2020
Assets
Current assets:
Cash and cash equivalents	$14,139	$2,547	$2,133
Receivables, net	2,562	2,274	2,106
Merchandise inventories	13,498	14,741	14,531
Other current assets	1,162	1,137	1,040
Total current assets	31,361	20,699	19,810
Net property and equipment	23,387	22,387	22,770
Operating lease right-of-use assets	5,436	5,789	5,595
Goodwill	2,233	2,254	2,254
Other assets	932	881	807
Total assets	$63,349	$52,010	$51,236

Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	$—	$—	$974
Accounts payable	11,691	9,494	7,787
Accrued salaries and related expenses	2,402	1,478	1,494
Current installments of long-term debt	2,476	1,315	1,839
Current operating lease liabilities	831	831	828
Other current liabilities	6,799	5,680	5,453
Total current liabilities	24,199	18,798	18,375
Long-term debt, excluding current installments	32,370	27,064	28,670
Long-term operating lease liabilities	4,895	5,263	5,066
Other liabilities	2,299	2,045	2,241
Total liabilities	63,763	53,170	54,352
Total stockholders’ (deficit) equity	(414)	(1,160)	(3,116)
Total liabilities and stockholders’ equity	$63,349	$52,010	$51,236

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
in millions	August 2, 2020	August 4, 2019
Cash Flows from Operating Activities:
Net earnings	$6,577	$5,992
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization	1,222	1,107
Stock-based compensation expense	155	139
Changes in working capital	6,834	1,168
Changes in deferred income taxes	13	58
Other operating activities	28	79
Net cash provided by operating activities	14,829	8,543

Cash Flows from Investing Activities:
Capital expenditures	(1,032)	(1,246)
Proceeds from sales of property and equipment	12	11
Other investing activities	—	(14)
Net cash used in investing activities	(1,020)	(1,249)

Cash Flows from Financing Activities:
Repayments of short-term debt, net	(974)	(1,339)
Proceeds from long-term debt, net of discounts and premiums	4,960	1,404
Repayments of long-term debt	(1,806)	(1,030)
Repurchases of common stock	(791)	(2,619)
Proceeds from sales of common stock	164	157
Cash dividends	(3,223)	(2,991)
Other financing activities	(127)	(116)
Net cash used in financing activities	(1,797)	(6,534)
Change in cash and cash equivalents	12,012	760
Effect of exchange rate changes on cash and cash equivalents	(6)	9
Cash and cash equivalents at beginning of period	2,133	1,778
Cash and cash equivalents at end of period	$14,139	$2,547
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Note: Effective February 3, 2020, we reclassified cash flows relating to book overdrafts from financing to operating activities for all periods presented on the Condensed Consolidated Statement of Cash Flows. The amounts of these reclassifications were not material.